SUB-ITEM 77P:
Progressive Return Fund, Inc. ("PGF") filed a request for an exemptive order with the Securities and Exchange
Commission under Section 19b. As of June 25, 2004 the
PGF merged with and into Cornerstone Strategic Value Fund,
Inc. ("CLM"). On August 11, 2004 CLM received the order under Section 19b pursuant to its request for exemptive relief.